                          PURCHASE AND SALE AGREEMENT
                   [Magnolia Mall, Florence, South Carolina]

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 30th day of June, 1997 by and between MAGNOLIA RETAIL ASSOCIATES, L.L.C., a Delaware limited liability company ("Seller") with an office at c/o Equity Group Investments, Inc., Two North Riverside Plaza, Suite 1000, Chicago, Illinois 60606; and The Rubin Organization, Inc. ("Purchaser"), a Pennsylvania corporation with an office at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102.

                                   RECITALS:

         A. Seller is the owner of (a) a certain parcel of real estate (the "Tract 10-B Property") in the City of Florence, County of Florence, State of South Carolina, which parcel is more particularly described in Exhibit A attached hereto; (b) the leasehold estate under the ground lease described in Exhibit B attached hereto (the "Ground Lease") which demises, among other things, the real property located in the City of Florence, County of Florence, State of South Carolina, which parcel is more particularly described in Exhibit C attached hereto (the "Shopping Mall Property"), and upon which is located a retail shopping center commonly known as "Magnolia Mall"; (c) rights to purchase all or a portion of the Shopping Mall Property from the Ground Lessor (as such term is defined in Exhibit B) in accordance with the terms and provisions of the Option Agreement and the Anchor Pad Purchase Agreement described in Exhibit B attached hereto. For reference purposes herein, the Tract 10-B Property, the Shopping Mall Property and all of Seller's rights and interests under the Option Agreement and the Anchor Pad Purchase Agreement shall sometimes collectively be referred to as the "Real Property".

         B. Purchaser is the manager of the Shopping Mall Property pursuant to a Management and Operating Agreement dated as of January 1, 1995 ("Management Agreement") between Seller and Equity Properties and Development Limited Partnership, an Illinois limited partnership ("EPDLP") as assigned by EPDLP to Purchaser.

         C. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as such term is hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

         D. Purchaser and Seller originally intended that the closing would occur no later than June 30, 1997. Accordingly, certain provisions of this Agreement provide that certain attributes and risks of ownership not customarily borne by purchasers until the transfer of title will be borne by Purchaser from and after June 30, 1997.

         THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

         1. PURCHASE AND SALE

         Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller, and Seller shall sell or cause to be sold to Purchaser, all of Seller's right, title and interest in and to (i) the Real Property, including without limitation Seller's fee interest in the Tract 10-B Property, Seller's leasehold interest in the Shopping Mall Property pursuant to the Ground Lease, and all of Seller's rights and interests under the Option Agreement and Anchor Pad Purchase Agreement; (ii) all buildings and improvements owned by Seller and located on the Real Property as well as any and all of Seller's rights, easements and privileges presently thereon or appertaining thereto; (iii) the leases of the Real Property as of the date hereof and other leases entered into in accordance with this Agreement, and all amendments thereto (the "Leases") affecting the Real Property or any part thereof and all unapplied security or other deposits paid under the Leases; (iv) all tangible personal property owned or leased by Seller and used or useful in the ownership, operation or maintenance of Real Property (or any portion thereof) and located at the Real Property or used solely in connection with the Property, including without limitation the personal property set forth on Exhibit E attached hereto (subject to ordinary depletion) and all additions to or substitutions for the foregoing or any part thereof between the date hereof and the date of Closing (the "Tangible Personal Property"); (v) any and all of the maintenance, service, advertising and other like contracts and agreements and equipment leases (to the extent assignable and to the extent Purchaser is to accept an assignment thereof, as provided below) with respect to the ownership and operation of the Real Property and/or the improvements thereon and other agreements entered into in accordance with this Agreement, and all amendments thereto (the "Service Contracts"); and (vi) all other intangible personal property owned by the Seller and used in the ownership, operation or maintenance of the Property or any portion thereof, including without limitation (A) to the extent assignable, the right to use the trade name "Magnolia Mall" and all other trade names; (B) to the extent assignable and obtained, all certificates of occupancy and other permits, licenses and certificates held by Seller and necessary to occupy, operate and transfer the Real Property (collectively, "Permits and Licenses"); (C) to the extent assignable, all utility, security and other deposits and reserve accounts made (and any refunds thereof) as security for the fulfillment of any obligation of Seller or any person claiming by or through Seller in connection with the Real Property; (D) if and to the extent in Seller's possession or control, all files, budgets, reports, and other business records pertaining to the Real Property including without limitation those relating to any marketing, advertising or similar promotional fund or merchant's association (collectively, "Promotional Organizations") relating to the Property (collectively, "Business Records"); (E) all matured and unmatured claims and causes of action which arise from events occurring from and after Closing; (F) to the extent assignable, all warranties, guaranties and other assurances of performance ("Guaranties and Warranties"); (G) to the extent assignable, all telephone numbers and directory advertising agreements; and (H) to the extent assignable, all surveys, drawings, plans, specifications, diagrams, reports, environmental assessments and other architectural or engineering work product if and to the extent in Seller's possession or control (collectively, the "Plans and Reports"), all to the extent applicable to the period from and after the Closing (as such term is hereinafter defined); (items (i) through (vi) above are collectively referred to in this Agreement as the "Property"). All of the foregoing expressly excludes all property owned by the Ground Lessor under the Ground Lease or by tenants or other users or occupants of the Property.


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         Notwithstanding the foregoing, "Business Records" shall exclude (a)
internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller in connection with this Agreement or in connection with the transaction contemplated by this Agreement, (b) appraisals, assessments or other valuations of the Real Property in the possession of Seller, and (c) communications between Seller and its attorneys (collectively, the "Excluded Items").

         2. PURCHASE PRICE

         The purchase price to be paid by Purchaser to Seller for the Property is Forty-Five Million Three Hundred Sixty-Five Thousand and No/100 Dollars ($45,365,000.00) (the "Purchase Price"). The Purchase Price shall be paid as follows:

                  A. Down Payment. Purchaser shall, within one (1) business day from the date of this Agreement, deliver to Seller the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Initial Down Payment"). If Purchaser does not terminate this Agreement pursuant to and in accordance with
Section 10 (A) below, then (i) prior to the end of the Review Period (as hereinafter defined), Purchaser shall deliver to Seller the additional sum of Nine Hundred Thousand and No/100 Dollars ($900,000.00) (the "Interim Down Payment"), and (ii) on or before July 9, 1997, Purchaser shall deliver to Seller the additional sum of Four Million Dollars ($4,000,000.00) (the "Final Down Payment"). The Initial Down Payment and the Interim Down Payment and, if delivered to Seller or required to be delivered to Seller, the Final Down Payment, together with interest on such payments at the rate per annum equal to 5.5%, are collectively referred to as the "Down Payment".

                  If Purchaser fails to timely terminate this Agreement in accordance with Section 10.A. hereof, and fails to timely deposit the Final Down Payment, Purchaser shall be in default, Seller may retain the Initial Down Payment and the Interim Down Payment, as Seller's sole remedy, and this Agreement shall automatically terminate.

                  B. Cash at Closing. At Closing, Purchaser shall pay to Seller, by wire transferred current federal funds to a bank located in the continental United States, an amount (the "Cash Portion") equal to the Purchase Price minus the sum of (i) the Down Payment, plus (ii) the total dollar amount of the "OP Units" (as defined below), if any, plus (iii) the outstanding principal balance of the Existing Loan (as defined in Section 3.C. hereof), and (iv) plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4(C) below. Seller shall give Purchaser its wiring instructions at least three (3) business days before Closing. If the Down Payment exceeds the Cash Portion, Seller shall return the balance to Purchaser at Closing.

                  C. OP Units. In accordance with the provisions set forth below, if this Agreement is assigned by Purchaser to a TRO Assignee (as defined in the Asset Purchase Agreement) (which hereinafter shall be referred to as a "REIT Assignee"), Seller may elect to receive a portion of the Purchase Price in the form of limited partnership interests ("OP Units") in the REIT Assignee's operating partnership ("Operating Partnership"), which OP Units shall be redeemable as provided in the partnership agreement of the Operating Partnership into unregistered common shares of beneficial interest ("Shares") in the REIT Assignee (as defined in the Management Agreement) or into cash. In connection with an assignment to a REIT Assignee, the REIT Assignee may designate a controlled (directly or indirectly) affiliate of the REIT Assignee to accept title to the Property ("Titleholder").

                           (i) As soon as reasonably practicable after the date
of this Agreement, but in no event later than July 31, 1997, Purchaser shall (A) notify Seller in writing of the identity of Purchaser's proposed assignee, if any, and (B) provide to Seller, or cause to be provided to Seller, information (the "Information") regarding the ownership structure of the REIT Assignee, the Operating Partnership and the Titleholder as each will be structured as of Closing, including a description of the form of the ownership interests therein, as each will be structured as of Closing, any applicable rights or restrictions regarding the ownership interests, as each will be structured as of Closing, and including all information regarding the REIT Assignee, the Operating Partnership and the Titleholder, and the ownership interests therein as are generally provided by the Operating Partnership to prospective sophisticated and experienced investors including, without limitation, as applicable, partnership agreements, certificates of limited partnership, and the REIT Assignee's existing Trust Agreement and such other items as Seller may reasonably request. Seller's sole remedy in the event of Purchaser's failure to deliver the Information in a timely fashion shall be to have a corresponding extension of time to deliver the Election Notice (defined below).

                           (ii) Seller shall have twenty-one (21) days from
Seller's receipt of such notice and copies of the Operating Partnership's partnership agreement (or the most current draft thereof), the REIT Assignee's existing trust agreement and the proxy statement in substantially the form to be filed by REIT Assignee (and Purchaser will send final documents to Seller as soon as available) to notify Purchaser in writing ("Election Notice") (A) whether it elects to receive a portion of the Purchase Price as OP Units, (B) the total dollar amount of the Purchase Price it would like to receive in OP Units and (C) the identity of the proposed recipients of the OP Units and the dollar amount to be received by each. Failure by Seller to elect to receive a portion of the Purchase Price as OP Units on or prior to said 21st day shall be deemed to be an election to receive the entire Purchase Price in cash.

                           (iii) If Seller elects to accept any OP Units, then
between the receipt of the Election Notice and Closing, (A) Seller shall provide Purchaser with such information as Purchaser may reasonably request to determine whether the issuance of the OP Units would comply with federal and state securities laws and to determine accredited investor status as to each prospective recipient of OP Units and (B) Purchaser shall provide Seller with such additional information regarding the REIT Assignee, the Operating Partnership, the Titleholder, the OP Units and the Shares in Purchaser's possession or control or which is readily available to Purchaser, the REIT Assignee or Titleholder as Seller may reasonably request. A proposed recipient of OP Units which is not an accredited investor shall not be eligible to receive OP Units and shall instead receive its portion of the Purchase Price solely in cash.

                           (iv) Notwithstanding the foregoing, (a) the maximum
number of OP Units which Seller and/or its affiliates may receive at Closing may not, when aggregated with the number of OP Units received by Diversified Equity Corporation of Illinois, Inc. ("North Dartmouth Seller") and its affiliates in connection with the sale of North Dartmouth Mall to the REIT Assignee (or its nominee), exceed 1,300,000 OP Units; (b) Samuel Zell and affiliates thereof (excluding The Northwestern Mutual Life Insurance Company and affiliates thereof) may not elect to receive directly or indirectly OP Units which, when aggregated with the number of OP Units received by Samuel Zell and affiliates thereof (excluding Arthur Cohen and affiliates thereof) in connection with the sale of North Dartmouth Mall, exceed 650,000 OP Units; and (c) if Seller elects to receive a portion of the Purchase Price as OP Units, the minimum number of OP Units which Seller and/or its affiliates may receive at Closing may not, when aggregated with the number of OP Units received by North Dartmouth Seller and its affiliates in connection with the sale of North Dartmouth Mall to the REIT Assignee (or its nominee), be less than 135,000 OP Units. Upon consummation of the Closing, Seller shall be issued the number of OP Units determined by dividing (i) the total dollar amount of consideration to be paid to Seller as OP Units by (ii) the "Market Price". "Market Price" means the average closing sales price of the Shares on its publicly traded exchange for the 20 business days prior to the earlier of (A) the first public announcement of Purchaser's intended transaction with the REIT Assignee (or any affiliate thereof) or (B) the first public announcement that Samuel Zell or his affiliates may invest in the REIT Assignee (or any affiliate thereof).

                           (v) Seller's election to accept a portion of the
Purchase Price as OP Units shall be conditioned upon (x) Seller's receipt at or prior to Closing, of (1) confirmation that the issuance of the OP Units to Seller has been duly authorized by the Operating Partnership and the REIT Assignee or its general partner(s) and that all necessary consents to such issuance have been obtained; (2) confirmation that the OP Units will be redeemable at any time or times after Closing in accordance with the Operating Partnership's partnership agreement; (3) confirmation that the Shares have been duly authorized and reserved, for issuance upon the election of the holders of OP Units to convert OP Units to Shares; (4) confirmation of such other legal issues as are customarily and reasonably confirmed by sophisticated investors in investments similar to the OP Units (and Purchaser shall use reasonable efforts to cause such items to be delivered to Seller); and (5) evidence of the unconditional obligation of the REIT Assignee and Operating Partnership to provide the holders of the OP Units with the registration rights described on Exhibit F attached hereto; and (Y) there being no material adverse change in the attributes of the Operating Partnership, REIT Assignee, OP Units or Shares from those disclosed to Seller in the Information. If such conditions are not satisfied, then at Seller's election the Purchase Price shall be paid by Purchaser entirely in cash.

                           (vi) There shall be no restrictions upon the holders
of OP Units with respect to (a) the purchase or acquisition by such holders of additional OP Units or Shares or (b) the time period during which OP Units can be redeemed as described above, except that such holders may not take any such action which would cause REIT Assignee to lose its status as a real estate investment trust under any applicable Law.

                  D. Allocation. Prior to Closing, and if requested by Seller or Purchaser, Purchaser and Seller shall act reasonably in agreeing upon the allocation of the Purchase Price among the land, improvements and personal property.

         3. EVIDENCE OF TITLE

                  A. Title Examination; Commitment for Title Insurance. Except as otherwise provided in this Section 3, Purchaser shall have until the expiration of the Review Period to examine title to the Property. Purchaser shall be responsible for obtaining from Chicago Title Insurance Company (in such capacity, the "Title Insurer"), at Purchaser's expense, a title insurance commitment (the "Title Commitment") covering the Shopping Mall Property and the Tract 10-B Property, under which the Title Insurer agrees to insure title to the Shopping Mall Property and the Tract 10-B Property at customary rates in the full amount of the Purchase Price under an ALTA Leasehold Title Policy (as to the Shopping Mall Property) and an ALTA Form B (1992) owner's policy (as to the Tract 10-B Property), in each case free and clear of all restrictions, encumbrances and title objections, except for the "Permitted Exceptions" (as defined below), and endorsing over the exclusion with respect to rights of creditors (collectively, "Insurable Title"). Purchaser shall instruct the Title Insurer to deliver to Purchaser and Seller copies of the Title Commitment and all instruments referenced in Schedule B thereof.

                  B. Survey.

                           (i) During the Review Period, Purchaser shall, at
Purchaser's expense, be responsible for employing a surveyor or surveying firm to prepare a survey (the "Survey") of the Property. Purchaser shall instruct said surveyor to deliver a copy of the Survey to Purchaser, Seller and the Title Insurer.

                           (ii) If Purchaser causes a Survey of the Property to
be made, the metes and bounds description in the Deed and Ground Lease Assignment referred to in Section 4(B)(i) below shall, at Purchaser's option, be based on and conform to the Survey provided said description accurately describes the Real Property owned by Seller.


                  C. Title Objections; Cure of Title Objections.

                           (i) Seller shall convey and transfer all of Seller's
right, title and interest in and to the Real Property at Closing to Purchaser subject only to Permitted Exceptions. The "Permitted Exceptions" shall consist of only (a) the first mortgage (the "Existing Loan Mortgage") encumbering the Property as security for the $25,500,000 loan (the "Existing Loan") heretofore made to Seller by Teachers Insurance and Annuity Association of America ("Existing Lender"), which Existing Loan is evidenced and secured by the documents described on the attached Exhibit G; (b) the Option Agreement and Anchor Pad Purchase Agreement; and (c) those additional title exceptions and survey items which are noted on the attached Exhibit H. If a Title Commitment exception or Survey item arises between the date the Review Period expires and the Closing (a "New Exception"), and such New Exception is not a Permitted Exception, Purchaser shall have five (5) business days after it has been made aware of same within which to notify Seller of any such New Exception (other than a New Exception which is a Permitted

Exception on the attached Exhibit H) to which it objects. Any such New Exception not objected to by Purchaser as aforesaid shall become a Permitted Exception.

                           (ii) Notwithstanding anything to the contrary
contained in the preceding paragraph (i):

                                    (A) With respect to New Exceptions which are
not Permitted Exceptions and were caused by an intentional violation by Seller of an obligation of Seller hereunder, Seller shall be obligated to remove or to obtain Title Insurer's waiver of, or endorsement over, such New Exception. Any violation of Section 5.C. shall be deemed "intentional" for purposes of this Section.

                                    (B) With respect to New Exceptions which are
not Permitted Exceptions but arose from events occurring prior to June 30, 1997, Seller shall be obligated to remove or to obtain Title Insurer's waiver of, or endorsement over, such New Exceptions but shall not be required to spend, in the aggregate, more than $500,000. If such New Exceptions require the expenditure of amounts in excess of $500,000 to be so cured, and Seller elects not to cure such New Exceptions, Seller shall not be in breach under Section 9.A., but Purchaser may elect either (a) to close subject to such New Exceptions (in which event Seller shall credit Purchaser in the amount of $500,000 at Closing), or (b) to terminate this Agreement in which event the Down Payment will promptly be re-paid to Purchaser and neither party shall have any further obligation hereunder except as expressly survives pursuant to this Agreement.

                                    (C) With respect to New Exceptions which are
Permitted Exceptions, Seller shall have no obligation to cure the same. Seller shall, upon receipt of any notice of a claim or lawsuit related to an event occurring after June 30, 1997 which could result in a New Exception, forward a copy of such notice to Purchaser and respond thereto in such manner as Purchaser may reasonably direct, at Purchaser's sole cost and expense.

                                    (D) Seller may delay Closing as necessary
for up to thirty (30) days in order to cure any exception which it is required or may elect to cure hereunder.

                           (iii) If this Agreement is not terminated in
accordance with Section 9.A. as a result of a New Exception, Purchaser shall consummate the Closing without any adjustment in the Purchase Price (except as provided in paragraph (ii)B above) and accept title to the property subject to all such exceptions and items (in which event, all such exceptions and items shall be deemed Permitted Exceptions).

         4. CLOSING

                  A. Closing Date. The "Closing" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property and the satisfaction of all other terms and conditions of this Agreement) shall occur at the Philadelphia office of the Title Insurer at 10:00 a.m. on either (i) September 30, 1997, (ii) such earlier date (provided all conditions precedent to Closing required in accordance with Section 10 hereof have been satisfied) as may be set forth in a written notice from Purchaser to Seller received by Seller at least five (5) business days prior to such designated date, or (iii) at such other time and place as Seller and Purchaser shall agree in writing. The "Closing Date" shall be the date of Closing, provided the Cash Portion (net of Seller's closing costs) has been wired to Seller and the OP Units (if any) have been duly issued by 2:00 p.m. C.S.T. on that day; otherwise the Closing Date shall be deemed to be the next business day. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day.

                  B. Closing Documents

                           (i) Seller. In addition to the other items and
documents required elsewhere under this Agreement to be delivered to Purchaser at Closing, Seller shall also execute and/or deliver (or cause to be delivered) to Purchaser the following at Closing:

                                    (a) a special warranty deed (the "Deed") in
form attached as Exhibit I duly acknowledged and in proper form for recording;

                                    (b) a bill of sale in form attached as
Exhibit J, to which will be attached an updated list of the Tangible Personal Property;

                                    (c) a letter advising tenants under the
Leases of the change in ownership of the property in form attached as Exhibit K;

                                    (d) assignments and assumptions of the
Leases and the Service Contracts that are to be transferred to Purchaser pursuant to this Agreement, in the form attached as Exhibits L and M;

                                    (e) if and to the extent not previously
delivered to Purchaser pursuant to the Management Agreement, (i) the originals (or if not available, copies certified as true to Seller's Knowledge) of the Leases and the Service Contracts, (ii) to the extent in the possession or control of Seller, the originals (or if not available, copies) of the Permits and Licenses, Business Records, Guaranties and Warranties and Plans and Reports, and (iii) the originals (or if not available, copies certified as true) of the Ground Lease, Option Agreement, Anchor Pad Purchase Agreement and the documents (collectively, the "Existing Loan Documents") evidencing, securing, guarantying or otherwise pertaining to the Existing Loan;

                                    (f) a Non-Foreign Certification in form
attached as Exhibit N;

                                    (g) a closing statement to be executed by
Seller and Purchaser, setting forth the prorations and adjustments to the Purchase Price as required by Section 4(C) below;

                                    (h) the schedule of past-due rents for the
Property, if any, as described in Section 4(C)(i)(b) below;

                                    (i) at Purchaser's option, either (A) a
termination of the Management Agreement or (B) an assignment and assumption from Seller to Purchaser of Seller's rights and obligations thereunder;

                                    (j) an affidavit of title, in such form and
containing such reasonable terms and conditions as may be required by the Title Insurer to enable Title Insurer to insure Purchaser's title to the Property in conformity with Section 3 of this Agreement which Affidavit will not require Seller to make any statements that would expand or increase any of Seller's statements or obligations set forth herein, and specifically, (i) will not require Seller to make any statements regarding the operation of the Property
(a) to the extent relating to the period following the end of the Review Period or (b) which relate to matters which are the responsibility of Purchaser as Manager of the Property and (ii) which will state that the knowledge of Purchaser (as manager) shall not be imputed to Seller;

                                    (k) a written statement of Seller setting
forth, to Seller's Knowledge, any changes in Seller's representations and warranties which have occurred since the effective date of such representations and warranties, which statement is to be delivered for informational purposes only and any error therein shall not subject Seller to any liability whatsoever or entitle Purchaser to any remedy whatsoever;

                                    (l) corporate resolutions of Seller's
managing member's general partner authorizing this transaction, and an incumbency certificate for the officers signing this Agreement and the other documents to be executed and delivered by Seller pursuant to this Agreement;

                                    (m) a current Certificate of Good Standing
for Seller;

                                    (n) Intentionally Omitted;

                                    (o) appropriate documents transferring
unencumbered title to any motor vehicles included in this sale for which ownership must be evidenced by a separate title certificate;

                                    (p) if necessary, the withdrawal by Seller
of any registration of the trade name "Magnolia Mall";

                                    (q) assignment and assumption of the Ground
Lease (the "Ground Lease Assignment") in form attached as Exhibit O-1, assignment of Option Agreement in form attached as Exhibit O-2 ("Option Assignment"), and assignment of Anchor Pad Purchase Agreement in form attached as Exhibit O-3 ("Anchor Pad Assignment"), each duly acknowledged and in proper form for recording;

                                    (r) assignment and assumption of the
Existing Loan together with such other documents as may be reasonably required by Seller or Existing Lender (which will not provide that Purchaser shall have any obligations materially in excess of those contemplated by Exhibit P hereto) to evidence Purchaser's assumption of Seller's obligations under the Existing Loan (including a release of Seller's obligations (unless such release is waived by Seller as provided below) under the Existing Loan documents with respect to events arising after the Closing Date) (collectively, "Loan Assumption Documents") (Purchaser and Seller agree that an assignment and assumption in substantially the form of Exhibit P, although not a required form of assignment and assumption, is an acceptable form of such assignment and assumption); and

                                    (s) such other documents requested by
Purchaser, and consistent with the provisions of this Agreement, as may be reasonably required to complete this transaction.

                           (ii) Purchaser. At Closing, Purchaser shall deliver
or cause to be delivered to Seller the following:

                                    (a) the Cash Portion;

                                    (b) such duly executed instruments and
verifications as are standard in the securities industry and are necessary to evidence that the OP Units have been legally and irrevocably transferred and which are in form reasonably satisfactory to Purchaser and Seller;

                                    (c) a counterpart of the termination or
assignment of the Management Agreement, as the case may be;

                                    (d) assignments and assumptions of the
Leases and the Service Contracts that are to be transferred to Purchaser pursuant to this Agreement, in the form attached as Exhibits K and L;

                                    (e) the closing statement referred to in
Section 4(B)(i)(g) above;

                                    (f) a certificate that the representations
and warranties of Purchaser contained in this Agreement remain true and correct;

                                    (g) resolutions/consents of Purchaser
authorizing this transaction, and an incumbency certificate for the officer(s) signing this Agreement and the other documents to be executed and delivered by Purchaser pursuant to this Agreement;

                                    (h) a then current lease schedule for the
Property, containing the same types of information set forth on Exhibit B, and certified by The Rubin Organization, Inc., to be complete and accurate to "Purchaser's Knowledge" (as defined below) and in reliance in part on Seller's representation set forth in 6.A(v)(a)(i);

                                    (i) a written statement of Purchaser setting
forth, to Purchaser's Knowledge, any changes in Purchaser's representations and warranties which have occurred since the effective date of such representations and warranties, which statement is to be delivered for informational purposes only and any error therein shall not subject Purchaser to any liability whatsoever or entitle Seller to any remedy whatsoever;

                                    (j) the Ground Lease Assignment, Option
Assignment and Anchor Pad Assignment, each duly acknowledged and in proper form for recording;

                                    (k) the Loan Assumption Documents and such
documentation as may be reasonably required in replacement of the Guarantee and Indemnity [as such terms are defined in Exhibit G hereto] required to be released at Closing in accordance with the provisions of Section 10.D. hereof; and

                                    (l) such other documents requested by
Seller, and consistent with the provisions of this Agreement, as may be reasonably required to complete this transaction.

                           (iii) Tenant Estoppels. Seller shall use diligent
efforts (which shall be limited to filling out the certificate for each tenant, delivering the certificate to all tenants with a request that it be returned to Seller within 10 days and if a tenant fails to timely return an executed certificate, sending a written request to such tenant that the certificate be promptly executed and returned) to furnish Purchaser with estoppel certificates substantially in the form attached as Exhibit Q ("Estoppel Certificates") from all tenants which are tenants of the Property as of sixty (60) days prior to the Closing Date. Seller shall keep Purchaser reasonably apprised as to the status of receipt of the estoppel certificates. Seller's liability under the representations or warranties under Section 6.A.(v) as to a particular tenant shall terminate upon the sooner of: (i) 270 days from the Closing Date, and (ii) if Purchaser subsequently receives an Estoppel Certificate for the applicable tenant (provided, if Purchaser receives an Estoppel Certificate which confirms some but not all of the matters which are the subject of the representations and warranties under Section 6.A.(v), then as to such Tenant, (x) if the Estoppel Certificate was received prior to Closing, the representations and warranties set forth in Section 6.A.(v) shall be deemed to omit such matters stated on the Estoppel Certificate as to such matters and (y) if received after Closing, the representations and warranties under Section 6.A.(v) shall cease to survive as to such matters but shall continue to survive for the remainder of the survival period described in clause (i) above as to matters not contained in such Estoppel Certificate). Purchaser's failure to receive any Estoppel Certificate shall not entitle Purchaser to terminate this Agreement or to exercise any remedy hereunder except in the event of a breach by Seller (when made) of any representation or warranty set forth in Section 6A(v), until the Representations Expiration Date.

                  C. Closing Prorations and Adjustments

                           (i) The following items are to be prorated or
adjusted (as appropriate) as of 11:59 p.m. on the day before the Closing Date and reprorated (if necessary) pursuant to Section 4(C)(ii) below, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on the day before the Closing Date, and Purchaser shall be deemed the owner of the Property on the Closing Date:

                                    (a) real estate and personal property taxes
based on the fiscal year used by the taxing authority and assessments for improvements commenced after the date of this Agreement (on the basis of the most recent ascertainable tax or assessment bill if the current bill is not then available), with Seller obligated to pay all assessments relating to improvements in progress or completed as of the date of this Agreement;

                                    (b) the "minimum" or "base" rent payable by
tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected. At Closing, Seller shall deliver to Purchaser a schedule, certified to be complete and accurate by Purchaser and Seller (to their knowledge), of all such past due but uncollected rent and other sums owed by tenants (including without limitation those described in paragraphs (c) and (d) below). Purchaser shall include the amount of such rent and other sums in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for twelve (12) months thereafter. In connection with the allocation of such uncollected rent and other sums, the parties shall disregard any purported or attempted designation by tenants of the months or periods to which their payments should be applied. Purchaser shall not be obligated to start a law suit to collect any such sums or to evict any tenant for the failure to pay any such sums but Seller shall retain the right to do so after the Closing provided Purchaser may not seek to terminate any Lease or evict any tenant. However, Purchaser shall promptly remit to Seller any such rent or other sums paid by scheduled tenants, but only if there is no deficiency in the then current rent and such other sums;

                                    (c) to the extent not set forth on the
schedule of uncollected rent described in Section 4(C)(i)(b) above, "percentage" or "overage" rent that is (1) attributable to any Percentage Rent lease year in which the Closing Date falls and (2) not yet due or payable (not including estimated payments) as of the Closing Date (collectively, "Current Year Percentage Rent"), shall be prorated as follows: promptly upon receipt by Purchaser, Purchaser shall furnish to Seller copies of all sales reports from tenants relative to Current Year Percentage Rent, including, without limitation, all sales reports with respect to any tenants whose Percentage Rent lease years have expired as of the Closing but whose sales reports were not delivered to Seller as of the Closing Date and sales reports of any tenants whose Percentage Rent lease years expire after the Closing, and the amount of any Current Year Percentage Rent shall be payable in accordance with such tenant's Lease as existing as of the Closing Date, and Purchaser shall (to the extent not paid to Seller by way of estimated payments prior to Closing) pay to Seller a pro rata portion of such rent based upon the apportionment being made as of the Closing Date (in proportion to the relative number of days in the subject year occurring prior and subsequent to the Closing Date), promptly after the date when such rent is received from the tenant. The schedule referred to in Section 4(C)(i)(b) above shall include an itemized breakdown of the total estimated payments made by each tenant as of the Closing Date on account of Current Year Percentage Rent;

                                    (d) to the extent not set forth on the
schedule of uncollected rent described in Section 4(C)(i)(b) above, any real estate taxes, common area maintenance, mall maintenance, utility charges, water and sewer charges, contributions to Promotional Organizations and other charges to or contributions by tenants under the Leases that are attributable to the operating year in which the Closing Date falls (collectively, "Current Year Operating Charges") shall be allocated between Seller and Purchaser as follows:
Seller shall be entitled to retain amounts paid by (and shall be responsible for the refunding of excess amounts paid by) tenants for Current Year Operating Charges that are attributable to the period prior to the Closing Date; Purchaser shall be entitled to retain amounts paid by (and shall be responsible for the refunding of excess amounts paid by) tenants for Current Year Operating Charges attributable to the period from and after the Closing Date. Any excess Current Year Operating Charges payable by Seller shall be refunded directly to the appropriate tenants. The schedule referred to in Section 4(C)(i)(b) above shall include an itemized breakdown of the total estimated payments made by each tenant as of the Closing Date on account of Current Year Operating Charges;

                                    (e) Seller and Purchaser shall, as to each
of the Leases set forth on Exhibit S and any lease or amendment entered into after the date hereof, allocate the responsibility for all leasing costs (including but not limited to tenant improvement costs, tenant allowances, leasing commissions, and attorneys' fees) as follows: Leasing costs payable pursuant to leases and lease amendments to be assigned to Purchaser are to be prorated between Purchaser and Seller as follows: Purchaser shall pay "Purchaser's Pro Rata Share" and shall credit Seller for any part of "Purchaser's Pro Rata Share" that has already been paid by Seller as of Closing, and Seller shall pay "Seller's Pro Rata Share" and shall credit Purchaser for any portion of "Seller's Pro Rata Share" that has not yet been paid by Seller as of Closing. "Purchaser's Pro Rata Share" shall be a portion of the leasing costs equal to the percentage that the base rent required to be paid under the applicable Lease for the period from and after the Closing Date bears to the total base rent required to be paid under the Lease over the entire term, without regard to extension or cancellation options. "Seller's Pro Rata Share" shall be the portion of leasing costs equal to the percentage that the base rent required to be paid under the applicable Lease prior to Closing bears to the base rent required to be paid under the Lease over the entire term, without regard to extension or cancellation options. Except as aforesaid, Purchaser will be responsible for and pay when due, if Closing occurs, all leasing costs for Leases, to the party entitled to such payment and in accordance with the Management Agreement, as fully as if the Management Agreement had terminated on the Closing Date (whether or not the Management Agreement is in fact terminated as of the Closing Date). Seller and Purchaser agree to pay when due all leasing costs for which each is responsible, and to pay any leasing commissions payable by each under this Agreement in accordance with the Management Agreement;

                                    (f) the amount of unapplied security
deposits and other tenant deposits paid under the Leases, and the tenants' portion of any interest required to be paid thereon, if any, which shall be paid or credited to Purchaser at Closing;

                                    (g) to the extent not paid by tenants, gas,
water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies (to the extent possible, utility prorations will be handled by final meter readings obtained from the utility providers on the day immediately preceding the Closing Date);

                                    (h) amounts due and prepayments under the
Service Contracts assigned to Purchaser under this Agreement;

                                    (i) assignable license and permit fees;

                                    (j) contributions of Seller to the
Promotional Organizations shall be adjusted and prorated by the parties based upon the period to which such charges relate and any transferable deposits by tenants with respect to such Promotional Organizations, all cash on hand and in bank accounts and all reserves of such Promotional Organizations shall be paid or credited to Purchaser at the Closing;

                                    (k) rent payable under the Ground Lease,
together with any deposits with the Ground Lessor thereunder which will be held by the Ground Lessor for the benefit of Purchaser following the Closing, if any;

                                    (l) all interest and other required payments
related to the Existing Loan, together with any escrows on deposit with Existing Lender which will be held by Existing Lender for the benefit of Purchaser following the Closing;

                                    (m) all costs and expenses incurred in
connection with work at the Property involving the installation of irrigation equipment, including the cost of the equipment itself, shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser; and

                                    (n) other similar items of income and
expenses of operation if and to the extent not paid or reimbursed by Tenants.

                           (ii) If any item of income or expense set forth in
this Section 4(C) is subject to final adjustment after Closing, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available. Any such reproration shall be paid promptly in cash to the party entitled thereto.

                           (iii) For purposes of this Section 4(C). the amount
of any expense credited by one party to the other shall be deemed an expense paid by that party. The terms of this Section 4(C), to the extent they call for adjustments, prorations or payments after Closing (collectively, "Post-Closing Adjustments"), shall survive the Closing.

                           (iv)(a) It is the intention of the parties that
except as otherwise specifically provided above, Seller shall be entitled to all income and responsible for all expenses accrued during the period of time up to but not including the Closing Date, and the Purchaser shall be entitled to all income and responsible for all expenses accrued during the period of time from, after and including the Closing Date (as if the Management Agreement terminated at Closing, even if the Management Agreement is instead assigned at Closing)

                                    (b) Except as otherwise provided herein, in
the Management Agreement or in any document or instrument to be executed at the Closing, as between Seller and Purchaser, if the closing occurs: (1) Seller shall pay and be responsible for any liabilities resulting from claims for injury to or death of persons which arise prior to June 30, 1997, (and if any such amount is subject to a judgment lien as of Closing, then, subject to
Section 3.C.(ii)(b), Seller shall either credit Purchaser for such amount at Closing or discharge such liability or provide adequate security for the contest of such liability), and (2) Purchaser shall pay and be responsible for any liabilities resulting from claims for injury to or death of persons which arise from and after June 30, 1997. Purchaser and Seller shall cooperate with each other to the extent reasonably necessary in connection with the defense of any such claims. The provisions of this subparagraph (iv) shall survive the Closing, and shall not benefit any third party.


                  D. Transaction Costs

                  Purchaser shall pay the cost of the title insurance premium and the survey. Seller shall pay the cost of all transfer taxes or document stamps attributable to the Deed, the Ground Lease Assignment, the Option Assignment and the Anchor Pad Assignment. All other closing and transaction costs (including, without limitation, sales and use taxes, mortgage or intangible taxes and similar taxes or charges and recording charges) shall be paid by Purchaser, except that escrow fees shall be divided equally between Purchaser and Seller. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys.

                  E. Possession

                  Upon Closing, Seller shall deliver to Purchaser possession of the Property.

         5. OPERATION OF PROPERTY PRIOR TO CLOSING

                  A. (i) Notwithstanding anything to the contrary contained in the Management Agreement:

                                    (a) Prior to expiration of the Review
Period, and except for the "Consent Transactions" (as defined below), Seller may in the ordinary course of business modify, extend, renew, cancel or permit the expiration of any Lease or Service Contract, or enter into any proposed Lease or Service Contract which Service Contract is terminable as of Closing or upon 30 days notice without any fee, without Purchaser's consent, except that Seller may not without Purchaser's advice and consent in each instance (which shall not be unreasonably withheld or delayed) modify, extend, renew or cancel, or enter into, any lease for any space now occupied or hereafter vacated by any of the tenants described in Exhibit T attached hereto (each, an "Anchor Tenant"), or enter into a Service Contract which Service Contract is not terminable upon 30 days notice or as of Closing (collectively, "Consent Transactions").

                                    (b) After the expiration of the Review
Period, Seller may not, without Purchaser's prior consent, which may not be unreasonably delayed or withheld, (i) modify, extend, renew, cancel or permit the expiration of the any Lease or Service Contract, (ii) enter into any proposed Lease or Service Contract, or (iii) modify, extend, renew, cancel or permit the expiration of the Ground Lease, Option Agreement, Anchor Pad Purchase Agreement or any of the Existing Loan Documents.

                                    (c) Should Seller seek in writing
Purchaser's consent for any such action, Purchaser shall respond in writing to Seller (therein giving consent or specifying the precise nature of Purchaser's objection to the action) within five (5) business days of receipt of Seller's request. If Purchaser does not respond within said five (5) business day period, Purchaser shall be deemed conclusively to have consented to the action requested by Seller.

                           (ii) At least thirty (30) days prior to the Closing,
Purchaser will advise Seller as to which Service Contracts, if any, will be assigned to Purchaser at the Closing. As to any of the other Service Contracts, Seller shall upon written request by Purchaser give written notice canceling such Service Contract as of the Closing Date and Purchaser shall pay any cancellation fee in connection therewith.

                  B. From the date hereof until the Closing or earlier termination of this Agreement, Seller shall not remove (or direct the removal of) any item of Tangible Personal Property except as may be required for repair or replacement or to retire obsolete property; Seller shall cause any property so removed to be promptly replaced by property of equal function and of equal or greater quality.

                  C. From the date hereof until the Closing or earlier termination, Seller shall keep all existing insurance for the Property (as described in Exhibit U) in full force and effect. Promptly after execution of this Agreement, Seller agrees (a) to purchase such additional insurance as may be necessary to reduce the deductible under Seller's property/business interruption/boiler and machinery insurance coverage to $5,000 and (b) to name Purchaser and Pennsylvania Real Estate Investment Trust (or Titleholder, provided Pennsylvania Real Estate Investment Trust notifies Seller in writing of the identity of Titleholder) as named insureds as their interest may appear, under the Seller's general and umbrella liability (including automobile liability) insurance coverage and as loss payees under the Seller's property/business interruption/boiler and machinery insurance coverage.

                  D. Seller also covenants that between the date of this Agreement and the Closing Date:

                           (i) Seller shall not take any action which violates
the Management Agreement, or fail to take any action required to be taken under the Management Agreement (including without limitation the failure to spend money in accordance with an approved budget pursuant to the Management Agreement or in order to comply with the Management Agreement), and shall not direct Purchaser as manager under the Management Agreement to take any action which violates the Management Agreement, or to fail to take any action required to be taken under the Management Agreement (including without limitation the failure to spend money in accordance with an approved budget pursuant to the Management Agreement or in order to comply with the Management Agreement), (1) which would cause the Property to be operated, managed and maintained other than in a substantially similar manner as the Property is currently operated, managed and maintained, (2) which would violate or continue the violation of any Law (as defined below), (3) which would violate the provisions of this Agreement, or (4) which would cause any of the representations and warranties of Seller contained in this Agreement to be incorrect, in any material respect as of the Closing, or
(5) which would cause any improvements, painting, repairs, alterations or any other tenant finish work required to be performed by the landlord under the Leases (or any amendments or extensions thereof) by their terms prior to Closing not to be performed on or prior to Closing.

                           (ii) Without limiting the generality of the preceding
paragraph (i):

                                    (a) Seller shall timely comply with its
obligations as Owner under the Management Agreement.

                                    (b) Seller shall not cause any "Hazardous
Substances" (as defined below) to be placed in, on or under the Property in a manner or in quantities that require remediation under applicable "Environmental Laws" (as defined below).

                                    (c) Seller shall not grant any new liens or
encumbrances against the Property, or grant any easements affecting the Property.

                                    (d) Seller shall not release or modify any
of the Guaranties and Warranties without the Purchaser's prior consent.

                                    (e) Intentionally Omitted.

                                    (f) Unless a Lease is terminated, Seller may
not apply the tenant security or other deposits under that Lease to cure any defaults under that Lease.

                  E. Seller shall not be deemed to have breached any covenant set forth in this Section 5 if the failure of such covenant to be complied with is the result of an act or omission of Purchaser which is not authorized by, or is in violation of, the Management Agreement.

         6. REPRESENTATIONS

                  A. Seller's Representations and Warranties: Seller represents and warrants to Purchaser that as of the date of this Agreement (unless otherwise stated below):

                           (i) Seller is a duly formed and validly existing
limited liability company organized under the laws of Delaware. Seller is authorized to own and convey title to land in the State of South Carolina.

                           (ii) Subject to obtaining the consent required in
accordance with Section 10.G. hereof, Seller has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant hereto (collectively, the "Seller's Documents"), to consummate the transaction contemplated in this Agreement, and to perform its obligations under this Agreement and the Seller's Documents. The person signing this Agreement on behalf of Seller is authorized to do so.

                           (iii) Seller has not been served with any litigation
which is still pending with respect to the Property that would adversely affect Seller's ability to perform its obligations under this Agreement, or that would affect title to the Property after Closing or the enforcement of any of the Leases, or that would materially and adversely affect the financial condition or operation of the Property.

                           (iv) Purchaser has been given access to, or
possession of, complete and accurate copies of (a) the Ground Lease, the Option Agreement, the Anchor Pad Purchase Agreement, and the Existing Loan Documents existing as of the date of this Agreement, and (b) to Seller's Knowledge, the Leases, the Permits and Licenses, the Guaranties and Warranties, the Service Contracts and the Plans and Reports (and all amendments thereto) existing of as December 31, 1996.

                           (v) (a)(1) the information contained in the schedule
of leases attached to and made a part of this Agreement as Exhibit D (the "Lease Schedule") is complete and accurate as of December 31, 1996; and (2) there were no leases, or to Seller's Knowledge, tenancies or other rights to occupy the Property as of December 31, 1996 other than those set forth in the Lease Schedule.

                                    (b) Except as set forth in the Lease
Schedule or as previously disclosed to or learned by Purchaser as manager under the Management Agreement:

                                        (1) No action or proceeding has been
instituted against Seller (in which Seller has received process) by any tenant of the Property which is presently pending in any court, except with respect to claims involving personal injury or property damage, other than those referred to in Exhibit V attached to and made a part of this Agreement and, with the exception of claims or offsets referred to in Exhibit W, there are no outstanding written claims for rent offsets or otherwise by any tenants against Seller.

                                    (2) Seller holds no security or other tenant
deposits.

                                    (3) All security and other tenant deposits
have been held and, where applicable, returned in compliance with all applicable rules, ordinances and statutes.

                                    (4) There are no leasing commissions
outstanding which are payable out of rents.

                                    (5) To Seller's Knowledge, each Lease is in
full force and effect.

                                    (6) No default exists on the part of Seller,
or to Seller's Knowledge, any tenant under any Lease.

                                    (7) No tenant has any defense, offset or
counterclaim against or with respect to rent and other sums payable by it under its Lease except as set forth in its Lease.

                                    (8) There are no concessions, free rent
periods, tenant improvement obligations or improvement allowances to any tenant not specified in the applicable Lease.

If any Lease contains provisions which are inconsistent with the foregoing representations and warranties, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of such Lease.

                           (vi) Intentionally Omitted.

                           (vii)(a) Except as may have been previously disclosed
to or learned by Purchaser as manager under the Management Agreement or as described in the documents set forth on Exhibit X ("Environmental Reports"):

                                    (1) Seller has no Knowledge of any failure
to comply with any applicable laws, regulations, ordinances, codes, judgments, or other governmental requirements (collectively, "Laws") with respect to the use, occupancy, construction or condition of the Property (collectively, "Violations"), including without limitation zoning, planning, building, safety, health, electrical, plumbing, or fire Laws and "Environmental Laws" (as defined below) which has not been corrected to the satisfaction of the appropriate governmental authority prior to the date of this Agreement.

                                    (2) No written notice has been received from
any insurer of the Property requesting any improvements, alterations, additions, corrections, or other work in, on or about the Property. Purchaser shall be promptly notified if any such notice is received that Seller did not obtain from Purchaser as manager under the Management Agreement.

                           (b) Without limiting the preceding subparagraph (a),
except as may have been previously disclosed to or learned by Purchaser as manager under the Management Agreement or as described in the Environmental Reports, to Seller's Knowledge:

                                    (1) No enforcement action for violation of
Environmental Laws has been taken while Seller owned the Property, or is now pending or threatened by any governmental authority with respect to the Property.

                                    (2) No Hazardous Substance is present on the
Property that is handled or stored in a manner, or is present in quantities, which require remediation under applicable Environmental Laws.

                                    (3) There are no underground or above ground
storage tanks at the Property.

         As used in this Agreement, the term "Hazardous Substances" means any hazardous, toxic, corrosive or flammable substance or waste, pollutant or contaminant, including without limitation petroleum, petroleum products, PCBs and asbestos containing materials and including those defined as such under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss.9601, et. seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss.6903(5); the Clean Water Act, 42 U.S.C. ss.7401, et. seq.; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et. seq.; or under other similar applicable federal or state laws and regulations (collectively, "Environmental Laws").

                           (viii) To Seller's Knowledge, Exhibit E attached to
and made a part of this Agreement is a complete and accurate schedule of material items of Tangible Personal Property as of the date of this Agreement.

                           (ix) To Seller's Knowledge, Exhibit Y attached to and
made a part of this Agreement is a complete list of the Service Contracts and Seller is not in default under any of the Service Contracts.

                           (x) Attached to and made a part of this Agreement as
Exhibit Z is a complete and accurate list of all Permits and Licenses affecting the Property. To Seller's Knowledge, none of the Permits and Licenses have been revoked and Seller has received no notice that any Permit or License is subject to revocation.

                           (xi) Attached to and made a part of this Agreement as
Exhibit U is a complete and accurate schedule of all insurance now carried by Seller with respect to the Property.

                           (xii) Seller is not a party to an unrecorded
agreement relating to the installation or use of any water, sanitary sewer or septic system.

                           (xiii) Except as disclosed on Exhibit AA, there are
no existing claims under any of the Guaranties and Warranties.

                           (xiv) Exhibit G attached to and made a part of this
Agreement is a complete and accurate schedule of all material Existing Loan Documents.

                  B. Purchaser's Representations and Warranties Purchaser represents and warrants to Seller that as of the date of this Agreement:

                           (i) Purchaser is a duly formed and validly existing
corporation organized under the laws of Pennsylvania.

                           (ii) Purchaser has the full legal right, power and
authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Purchaser pursuant to this Agreement (collectively, the "Purchaser's Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under Purchaser's Documents.

                  C. Seller (as of the end of the Review Period) and Purchaser (as of Closing) shall be deemed to remake and restate the representations and warranties set forth in this Section 6 above. Should Seller proceed to Closing with the Knowledge of Purchaser's violation of any representation or warranty contained in this Section 6, Seller will be conclusively deemed to have waived any remedy therefor. Should Purchaser proceed to Closing with Knowledge obtained prior to the end of the Review Period, of Seller's violation of any representation or warranty of Seller contained in this Section 6, Purchaser will be conclusively deemed to have waived any remedy therefor, including any adjustment in Purchase Price.

                  D. The representations and warranties set forth in Section 6 above, as of the date made (or deemed made) shall survive the Closing, but any "Claims" (as defined below) thereunder must be made in writing within 270 days after Closing (the "Representations Expiration Date") or they shall thereafter be deemed to have lapsed and to be null, void and of no further force or effect.

                  E. No inspection or examination by Purchaser shall limit Purchaser's right to rely on the representations and warranties of Seller contained herein except as set forth in Section 6.C. Purchaser agrees to promptly notify Seller if Purchaser becomes aware that any representation or warranty is untrue.

         7. CASUALTY LOSS AND CONDEMNATION

         If, prior to the end of the Review Period, the Property or any material part thereof shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event the effect of such condemnation or casualty occurring prior to the end of the Review Period is material (as hereinafter defined), Purchaser shall have the option either to terminate this Agreement or to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If Purchaser elects to consummate the transaction contemplated by this Agreement or if a casualty or condemnation is immaterial or occurs after the end of the Review Period, Purchaser may not terminate this Agreement but, providing Closing occurs, shall be entitled (a) in the event of a condemnation, to receive the condemnation proceeds, subject to the prior rights thereto of Existing Lender under the Existing Loan Documents and the Ground Lessor under the Ground Lease; provided, however, that in the event any portion of any condemnation award relates solely to Seller's leasehold interest under the Ground Lease and either Ground Lessor retains such portion in accordance with the terms of the Ground Lease or Lender applies such portion in reduction of the principal balance of the Existing Loan in accordance with the provisions of the Existing Loan Documents, then Purchaser shall be entitled at Closing to a credit against the Purchase Price in the amount of such portion; and (b) in the event of a casualty, to settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, subject to the prior rights thereto of Existing Lender under the Existing Loan Documents, and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items; provided, however, that in the event Existing Lender applies any such insurance proceeds in reduction of the principal balance of the Existing Loan in accordance with the provisions of the Existing Loan Documents, then Purchaser shall be entitled at Closing to a credit against the Purchase Price in the amount of the insurance proceeds so applied. If, upon a material condemnation or casualty prior to the end of the Review Period, Purchaser elects to terminate this Agreement, the Initial Down Payment shall be returned to Purchaser by the Seller, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement. For purposes of this provision, a condemnation or casualty loss shall be deemed to be "material" if
(i) the cost of repairing or restoring the premises in question would be, in the opinion of an independent architect selected by Seller and reasonably approved by Purchaser, equal to or greater than One Million and No/100 Dollars ($1,000,000.00), (ii) such loss would materially and detrimentally impair access to the Property or its improvements or common areas after Closing, or (iii) such loss results in the termination of the Lease of an Anchor Tenant or (iv) such loss results in the termination of Leases for other tenants occupying, in the aggregate, fifteen percent (15%) or more of the gross leasable area of the Property. The provisions of this Section 7 shall supersede the provisions of any Law regarding the allocation of the risk of loss between buyers and sellers.

         8. BROKERAGE

         Purchaser and Seller each hereby represents and warrants to the other that it has not dealt with any broker, finder or other party in connection with the negotiation of this Agreement or otherwise in connection with the Property. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys' fees and expenses incurred by the indemnified party in connection with such claim.

         9. DEFAULT AND REMEDIES

                  A. Notwithstanding anything to the contrary contained in this Agreement, if Seller has breached a representation or warranty hereunder (as of the date made or deemed made) or breaches an obligation under this Agreement at any time after the end of the Review Period, then: (1) Purchaser shall be obligated to close in accordance with this Agreement and (2) as Purchaser's sole remedy, Purchaser may make a claim in accordance with Section 12.L hereof if Seller fails to cure such breach after written notice from Purchaser, except that:

                           (i) if Seller's breach consists of (x) a failure to deliver title to the Property at Closing subject only to Permitted Exceptions, or (y) a failure to deliver the items described in Sections 4.B.(i)(a) through (s) duly executed by Seller as required, or (z) a breach of Section 5.C. hereof which results in an actual loss to Purchaser for which Seller refuses to credit or does not credit Purchaser at Closing (any of the foregoing, a "Major Breach"), and the Major Breach continues for ten (10) days after Purchaser has given Seller notice thereof, then, as Purchaser's sole and exclusive remedy hereunder, Purchaser may terminate this Agreement, in which event the Down Payment theretofore delivered to Seller shall be returned to Purchaser, together with Purchaser's actual out-of-pocket costs incurred in connection with this transaction as of the date of such termination not to exceed $75,000 in the aggregate (and Purchaser shall provide documentation evidencing such costs to Seller) ("Termination Damages"), and this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, and in no event shall Purchaser be entitled to recover additional money damages against Seller or to compel Seller to spend any sums of money in excess of those specifically required under this Agreement;

                           (ii) if Closing does not occur solely as a result of a failure to deliver either (A) the Ground Lessor Estoppel Certificate (as hereinafter defined), or (B) the Existing Lender Certificate (as hereinafter defined) (each, an "Estoppel Failure"), then (1) Seller may elect to extend the Closing Date for up to sixty
         (60) days in order to obtain the applicable certificate, and (2) in the event Seller does not make such election, or upon expiration of such extension period, Purchaser may terminate this Agreement, in which event either (a) the Down Payment theretofore delivered to Seller shall be returned to Purchaser, and this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, and in no event shall Purchaser be entitled to recover any money damages (including without limitation Termination Damages) against Seller or to compel Seller to spend any sums of money in excess of those specifically required under this Agreement, or (b) in the event the Estoppel Failure occurs as a result of a Noncooperation Event (as hereinafter defined), the Down Payment shall be retained by Seller as Seller's sole remedy and as liquidated damages; and

                           (iii) Purchaser shall retain all rights and remedies available to Purchaser at law, in equity or under this Agreement, and to sue for return of the Down Payment and payment of the Termination Damages, if Seller made any intentional misrepresentation when initially made or commits fraud in connection with this Agreement; provided in no event shall Purchaser be entitled to seek punitive, exemplary, special or consequential damages, and any action for damages shall be limited to actual damages.

                  Purchaser and Seller acknowledge and agree that any representation or warranty of Seller which is true as of the end of the Review Period but becomes untrue thereafter, shall not be deemed a default or breach by Seller (unless caused by an intentional breach by Seller of a covenant set forth in this Agreement) in any event and shall not excuse Purchaser from proceeding to Closing.

                  Purchaser and Seller agree that the remedy of termination of this Agreement shall be available to Purchaser only in the event of a Major Breach or an Estoppel Failure.

                  B. If Purchaser fails to complete closing in accordance with the terms of this Agreement, then this Agreement shall be terminated and the Down Payment shall be retained by Seller as Seller's sole remedy and as liquidated damages.

                  C. In the event there is a failure of the condition precedent required in accordance with clause (ii) in Section 10.D. below (a "Release Failure"), then Seller may elect either (i) to terminate this Agreement, in which event the Down Payment shall be returned to Purchaser unless the Release Failure occurs as a result of a Noncooperation Event, (ii) to extend the Closing Date for up to sixty (60) days in order to obtain a satisfactory release from Existing Lender in accordance with Section 10.D., or
(iii) to proceed to Closing notwithstanding the failure of such condition precedent and to rely, in lieu thereof, on the indemnification provisions set forth in Section 12.AA. hereof. Notwithstanding the foregoing, no Noncooperation Event shall be deemed to have occurred if Purchaser (a) prepays the Existing Loan at Closing with Existing Lender's consent, and (b) otherwise satisfies Seller, in Seller's reasonable discretion, that Seller will have no continuing liabilities or obligations under the Existing Loan Documents.

                  D. As used in this Section 9, the term "Noncooperation
Event" shall mean Purchaser's failure to use diligent efforts (i) to deliver to Existing Lender such documentation as Existing Lender reasonably requires or requests, and to otherwise cooperate with Existing Lender, (a) in order to enable Existing Lender to determine the acceptability of Purchaser as the obligor under the Existing Loan Documents, and (b) in connection with the issuance of the Existing Lender Certificate and the release required in
Section 10.D. hereof; and (ii) to cooperate with Seller, including delivery to Ground Lessor of such documentation as Ground Lessor reasonably requests, in connection with Ground Lessor's issuance of the Ground Lessor Estoppel Certificate (unless Purchaser waives the condition precedent that it be obtained). Notwithstanding the foregoing, in no event shall Purchaser be required to deliver or disclose information to Existing Lender or Ground
Lessor which violates any Law or any confidentiality agreement to which Purchaser is a party or otherwise exposes Purchaser to liability as a result of such disclosure. Seller and Purchaser acknowledge and agree that: (i) the Down Payment is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement or due to a Noncooperation Event; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement or Noncooperation Event would be extremely difficult and impractical to determine; (iii) Purchaser seeks to limit its liability under this Agreement to the amount of the Down Payment in the event this Agreement does not close due to a default of Purchaser under this Agreement or a Noncooperation Event; and
(iv) such amount shall constitute valid liquidated damages.

                  E. After Closing and subject to any limitations set forth in this Agreement, including but not limited to Section 12.L, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, but only for such obligations as expressly survive Closing; except that neither Seller nor Purchaser shall be entitled to recover from the other consequential, exemplary, punitive or special damages.

         10. CONDITIONS PRECEDENT

                  A. (i) Subject to Sections 11, 12(G) and 12(H) below, Purchaser shall have the period of time beginning on the date hereof and ending on June 30, 1997, within which to inspect and investigate the Property and its operations (the "Review Period"). If Purchaser determines that the Property is unsuitable for its purposes and notifies Seller of such decision within the Review Period (or if Purchaser fails to deposit the Interim Down Payment by expiration of the Review Period), the Initial Down Payment shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except those which by their terms expressly survive such termination. Purchaser need not disclose its reasons for termination. Seller shall cooperate with Purchaser to allow Purchaser and Purchaser's Representatives free access to the Property, to allow Purchaser and Purchaser's Representatives free access to all information and documentation, and otherwise to promptly provide such information and documentation, relating to the Property and its operations as Purchaser may reasonably request (including, without limitation, tenant sales reports and other financial information, income and expense statements for the prior three years and appraisals in Seller's possession (with such material deleted from the appraisals as Seller may, in its reasonable discretion, elect to delete)) but excluding Excluded Items, to the extent such information and documentation has not been previously delivered to or generated by Purchaser pursuant to the Management Agreement and is in Seller's possession or control, and to the extent Seller is not prohibited by written agreement from disclosing such information and documentation. Purchaser's failure to object within the Review Period shall be deemed a waiver by Purchaser of the condition contained in this Section 10.

                           (ii) Purchaser acknowledges that, notwithstanding any
contrary provision contained in the Management Agreement (and all other management agreements between Purchaser and Seller's affiliates), if Purchaser terminates this Agreement in accordance with this paragraph, the Management Agreement (and all other management agreements between Purchaser and Seller's affiliates), may be terminated by an owner due to Purchaser's failure to acquire the Property, unless and only if Purchaser has terminated this Agreement due to a Major Breach which remains uncured during, and as of the end of, the cure period set forth for a Major Breach in Section 9.A. hereof or if Purchaser terminates this Agreement under Section 3.C.(ii) hereof.

                  B. As a condition of Purchaser's obligation to complete Closing, Seller must not have committed a Major Breach which continues beyond applicable notice and cure periods.

                  C. As a condition of Seller's obligation to complete Closing, Purchaser must complete Closing in accordance with this Agreement (including, without limitation, satisfaction of the condition precedent set forth in Section 10.D. below).

                  D. As conditions to Seller's obligation to complete Closing, Purchaser shall be obligated to take such actions and to execute such documentation (i) as are required in accordance with the terms of the Existing Loan Documents so as to cause (a) all indemnitors under the Indemnity described in Exhibit G to be released of all Released Environmental Obligations (as such term is defined in Paragraph 25 of the Existing Loan Mortgage), and (b) all guarantors under the Guarantee described in Exhibit G to be released of all obligations thereunder, and (ii) as may be reasonably required by Seller to cause Seller to be released of all obligations under the other Existing Loan Documents, except those obligations preceding Closing which, in accordance with the terms of the Existing Loan Documents, survive Purchaser's assumption of the Existing Loan.

                  E. As a condition to Purchaser's obligation to complete Closing, Seller shall furnish Purchaser with an estoppel certificate (the "Ground Lessor Estoppel Certificate") from Ground Lessor in a form consistent with the requirements set forth in the Ground Lease, the Option Agreement and the Anchor Pad Purchase Agreement, collectively. Purchaser hereby acknowledges that a Ground Lessor Estoppel Certificate substantially in the form attached hereto as Exhibit R-1 shall also be acceptable and shall satisfy the requirements of this Section 10.E.

                  F. As a condition to Purchaser's obligation to complete Closing, Seller shall furnish Purchaser with one or more certificate(s) (collectively, the "Existing Lender's Certificate") from the Existing Lender consenting to the transfer of Seller's interest in the Property to Purchaser and the assumption of all obligations under the Existing Loan Documents by Purchaser, and certifying (i) that to Existing Lender's knowledge, there are no defaults under the Existing Loan Documents, and (ii) as to the outstanding principal balance of the Existing Loan as of the date of the certificate. Purchaser hereby acknowledges that (i) the form of Existing Lender's Certificate attached hereto as Exhibit R-2 contains more information than is required in accordance with this paragraph, and that such form shall also be acceptable and shall satisfy the requirements of this Section 10.F. In the event the Existing Lender's Certificate contains a certification from Existing Lender substantially or substantively identical to Seller's representation under Section 6.A.(xiv) hereof, Seller's liability for such representation shall terminate upon delivery of the Existing Lender's Certificate to Purchaser.

                  G. As a condition to Seller's and Purchaser's obligations to complete Closing, Seller shall by August 1, 1997 obtain the consent of The Northwestern Mutual Life Insurance Company to the transaction contemplated by this Agreement. Seller shall promptly notify Purchaser if and when Seller receives any response or correspondence with respect to such consent. If
Closing does not occur solely as a result of a failure to satisfy this condition precedent, this Agreement shall be automatically terminated, null and void, the Down Payment shall be returned to Purchaser, and neither party hereto shall have any further obligation to the other under this Agreement.

         11. PROPERTY INFORMATION AND CONFIDENTIALITY

                  A. Purchaser agrees that, prior to the Closing, Purchaser shall use diligent efforts to keep all "Property Information" (as defined below) confidential, and that Property Information shall not, without the prior consent of Seller, be disclosed by Purchaser or Purchaser's Representatives (as hereinafter defined), except to a REIT Assignee and its Purchaser Representatives, and that Property Information will not be used for any purpose other than investigating and evaluating the Property or fulfilling Purchaser's responsibilities as manager under the Management Agreement. Moreover, Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to a REIT Assignee, and to the Purchaser's, Representatives and such REIT Assignee, who need to know the Property Information for the purpose of investigating and evaluating the Property, and who are informed by Purchaser of the confidential nature of the Property Information and who agree in writing to comply with and be bound by this Section 11 for the benefit of Seller. The provisions of this Section 11(A) shall not apply to Property Information which is disclosed in compliance with the Management Agreement, or which is a matter of public record and shall not be used or construed by Seller to impede Purchaser from complying with its obligations under the Management Agreement or from complying with laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, subpoenas or court orders.

                  B. Purchaser and Seller, for the benefit of each other, hereby agree that between the date of this Agreement and the Closing Date, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions, parties to or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto, as to the portion of the disclosure relating to this transaction, the Property or such party and its affiliates, which consent shall not be unreasonably withheld. Seller agrees not to object to any disclosure (including public announcements) required by law to the extent it identifies the parties, property and purchase price (and method of payment thereof) in connection with this transaction. Failure to disapprove any disclosure within two (2) business days of receipt shall be deemed an approval. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, subject to the terms of this Section 11, with a REIT Assignee or any of Purchaser's or such REIT Assignee's attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, subpoenas or court orders, or prevent Seller from coordinating with tenants to obtain the Estoppel Certificates.

                  C. Deleted Prior to Execution.

                  D. In the event this Agreement is terminated, Purchaser and Purchaser's Representatives shall promptly return to Seller all originals and copies of the "New Seller-Supplied Information" (defined below) in the possession of Purchaser and Purchaser's Representatives (or certify to Seller that the same has been destroyed).

                  E. As used in this Agreement, the term "Property Information" shall mean:

                           (i) All information and documents relating to the
Property, the operation thereof or the sale thereof (including, without limitation, the Ground Lease, Option Agreement, Anchor Pad Purchase Agreement, Existing Loan Documents, Leases, Service Contracts, labor contracts and licenses) generated by Purchaser pursuant to the Management Agreement, or furnished to, or otherwise made available by Seller or any of Seller's Affiliates for review by, Purchaser or a REIT Assignee, or their respective directors, officers, employees, affiliates, partners, brokers, agents, title insurers, surveyors or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "Purchaser's Representatives"), and if and to the extent such information and documents have not been previously furnished to or otherwise made available to Purchaser, or generated by Purchaser, under the Management Agreement such Property Information shall constitute "New Seller-Supplied Information".

                           (ii) All analyses, compilations, data, studies,
reports or other information or documents prepared or obtained by Purchaser or Purchaser's Representatives containing or based in any material part on any information or documents described in the preceding clause (i).

                  F. In addition to any other remedies available to Seller under this Agreement, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser's Representatives in order to enforce the provisions of this Section 11.

                  G. The provisions of this Section 11 shall survive the termination of this Agreement.

                  H. Notwithstanding anything to the contrary contained in this Section 11 or in the Management Agreement, no failure by Purchaser to comply with this Section 11 shall give Seller the right to terminate the Management Agreement or any other Management Agreement between Seller (or its affiliates) and Purchaser.

         12. MISCELLANEOUS

                  A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties.

                  B. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser or Seller without the prior written consent of the other party, except that Purchaser may assign its rights under this Agreement to a "TRO Assignee", as such term is defined in the Asset Purchase Agreement (defined below) or to Pennsylvania Real Estate Investment Trust or a limited partnership controlled thereby (any of the foregoing, together with any TRO Assignee, shall be referred to as a "Permitted Assignee" and shall be deemed a "REIT Assignee") and the Permitted TRO Assignee may assign such rights back to The Rubin Organization, Inc., in either event without having to first obtain Seller's consent, provided Seller shall receive written notice of the identity of the ultimate assignee at least five (5) business days prior to Closing.

                  C. This Agreement shall not be modified or amended except in a written document signed by Seller (or its attorneys) and Purchaser (or its attorneys).

                  D. Time is of the essence of this Agreement.

                  E. This Agreement shall be governed and interpreted in accordance with the laws of the State of South Carolina.

                  F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal express), or by facsimile transmission (with confirmation of transmission), addressed as follows:

        If to Seller:        Magnolia Retail Associates, L.L.C.
                             c/o Equity Group Investments, Inc.
                             Two North Riverside Plaza, Suite 1000
                             Chicago, Illinois 60606
                             Attention: George C. Touras
                             Telephone: 312/466-3635
                             Facsimile: 312/454-0826

        With copies to:      Richard Schnell
                             The Northwestern Mutual Life Insurance Company
                             720 East Wisconsin Avenue, 16th Floor
                             Milwaukee, Wisconsin 53202
                             Telephone: 414/299-7036
                             Facsimile: 414/299-1557

                             and

                             Rosenberg & Liebentritt, P.C.
                             Two North Riverside Plaza, Suite 1600
                             Chicago, Illinois 60606
                             Attention: Douglas J. Lubelchek, Esquire
                             Telephone: 312/466-3598
                             Facsimile: 312/454-0335

        If to Purchaser:     The Rubin Organization, Inc.
                             The Bellevue
                             200 South Broad Street
                             Philadelphia, Pennsylvania 19102
                             Attention: Alan F. Feldman
                                        Vice President and Secretary
                             Attention: Gerald Broker, Esquire
                             Telephone: 215/875-0700
                             Facsimile: 215/546-0240

        With a copy to:      Gary W. Levi, Esquire
                             Klehr, Harrison, Harvey, Branzburg & Ellers
                             457 Haddonfield Road
                             Suite 510
                             Cherry Hill, New Jersey 08002-2220
                             Telephone: 609/486-7900
                             Facsimile: 609/486-4875

                             John W. Fischer, Esquire
                             Drinker Biddle & Reath
                             Suite 300
                             1000 Westlakes Drive
                             Berwyn, Pennsylvania 19312
                             Telephone: 610/993-2221
                                       Facsimile: 610/993-8585

All notices given in accordance with the terms hereof shall be deemed received three (3) business days after posting (in the case of notices sent by certified mail), or when delivered personally or otherwise received or receipt is refused (in the case of all other methods of notice). Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 12(F).

                  G. (i) Purchaser's right of inspection pursuant to Section
10 above shall include the right to enter on the Property, but shall be subject to the rights of Ground Lessor under the Ground Lease and tenants under the Leases and other occupants and users of the Property. No inspection shall be undertaken without reasonable prior notice to Seller. Seller shall have the right to be present at any or all inspections. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller, which consent may be withheld in Seller's sole discretion. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall restore the Property to its condition existing prior to Purchaser's entry thereon, and indemnify and hold Seller and Seller's Affiliates, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its rights under this Agreement, including, without limitation, its right of inspection as provided for in
Section 10 above. The terms of this the preceding sentence shall survive the termination of this Agreement.

                           (ii) Nothing contained in the preceding paragraph (i)
shall be deemed to limit Purchaser's rights as Manager under, or limit its ability to comply with its obligations as Manager under, the Management Agreement.

                  H. Except as provided for in, or as may be done pursuant to, the Management Agreement, Purchaser or Purchaser's Representatives shall not contact Ground Lessor or a tenant or prospective tenant for the Property regarding this transaction unless Purchaser or Purchaser's Representatives first obtains Seller's prior written approval therefor (not to be unreasonably withheld or delayed). Seller shall have the right to be present for all such tenant interviews.

                  I. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE MANAGEMENT AGREEMENT (TO THE EXTENT SET FORTH THEREIN AND SUBJECT TO THE TERMS THEREOF) OR, AS CONCERNS EQUITY PROPERTIES AND DEVELOPMENT LIMITED PARTNERSHIP ("EPDLP") ONLY, THAT CERTAIN ASSET PURCHASE AGREEMENT DATED DECEMBER 31, 1996 BY AND BETWEEN EPDLP AND THE RUBIN ORGANIZATION, INC. (THE "ASSET PURCHASE AGREEMENT"), IT IS UNDERSTOOD AND AGREED THAT NEITHER SELLER NOR ANY OF SELLER'S AFFILIATES IS MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY INFORMATION OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AT CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS" AS OF THE END OF THE REVIEW PERIOD. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, THE ASSET PURCHASE AGREEMENT (AS TO EPDLP ONLY), OR THE MANAGEMENT AGREEMENT (TO THE EXTENT SET FORTH THEREIN AND SUBJECT TO THE TERMS THEREOF), PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND NEITHER

SELLER NOR ANY OF SELLER'S AFFILIATES IS LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, OR ANY THIRD-PARTY, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON EXPIRATION OF THE REVIEW PERIOD, EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES THAT WILL SURVIVE CLOSING, AND EXCEPT FOR THE SURVIVING REPRESENTATIONS AND WARRANTIES UNDER THE ASSET PURCHASE AGREEMENT (AS TO EPDLP
ONLY), OR THE MANAGEMENT AGREEMENT (TO THE EXTENT SET FORTH THEREIN AND SUBJECT TO THE TERMS THEREOF), PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON EXPIRATION OF THE REVIEW PERIOD, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND SELLER'S AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER EXCEPT FOR CLAIMS BASED ON FRAUD, CRIMINAL CONDUCT OR INTENTIONAL TORTS, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER OR SELLER'S AFFILIATES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

                  J. In any lawsuit or other proceeding initiated under or with respect to this Agreement, Purchaser and Seller waive any right they may have to trial by jury.

                  K. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's request, assign and transfer to Seller, without representation, warranty or recourse, all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing

                  L. (i) After Closing, Seller shall not be liable to Purchaser in respect of obligations under this Agreement which survive Closing for any amounts in excess of the amount of the "Holdback Funds" (as defined below), or for any amounts less than Fifty Thousand Dollars ($50,000.00) (the "Deductible Amount") in the aggregate, Purchaser hereby waiving any and all claims it may have to such recoveries in excess of, or less than, the foregoing amounts. The foregoing limitations shall apply only to liabilities admitted by Seller to exist or proven by Purchaser to exist through the final adjudication thereof in an appropriate judicial proceeding (a "Final Judgment"), and not to reprorations made pursuant to Section 4(C)(ii) above.

                           (ii) In order to secure the obligations and
liabilities of Seller under this Agreement that survive Closing, including without limitation the obligation to make Post-Closing Adjustments pursuant to
Section 4 above (collectively, "Seller's Surviving Obligations"), and the obligations of Seller under the Management Agreement which survive if the Management Agreement is terminated, Seller covenants not to distribute to its equity owners (except in accordance with clauses (v), (vi) and (vii) below), an amount of consideration (referred to below as the "Holdback Funds") with a value equal to Seven Hundred Fifty Thousand Dollars ($750,000.00) (either in the form of cash or a portion of the OP Units, at Seller's election). The term "Holdback Funds" shall include all interest earned thereon, if any.

                           (iii) If Purchaser incurs any loss, damage, cost or
expense (including attorneys' fees) for any matter Purchaser believes is covered under Seller's Surviving Obligations (a "Claim"), and desires to seek recovery from Seller, Purchaser shall give Seller written notice thereof ("Claim Notice") describing the Claim in reasonable detail. The Claim Notice shall, if applicable, be accompanied by appropriate documentation (including by way of illustration, but not of limitation, receipted bills or canceled checks) and any appropriate calculations which demonstrate that the Deductible Amount has been satisfied. If the Claim Notice states a Claim for a specified amount of money, the Claim Notice shall also be accompanied by appropriate documentation thereof (including by way of illustration, but not of limitation, estimates by independent and reputable vendors, contractors, engineers or architects or other responsible estimators unaffiliated with Purchaser, third party invoices, receipted bills or canceled checks).

                           (iv) Seller and Purchaser, acting reasonably and in
good faith, shall attempt to amicably resolve each Claim within thirty (30) days after its Claim Notice becomes effective. If such amicable resolution results in an agreed amount payable to Purchaser, Seller shall promptly pay the appropriate amount to Purchaser out of the Holdback Funds. If such Claim is not amicably resolved, then Purchaser may proceed to litigate the Claim, and if Purchaser obtains Final Judgment in its favor with respect to the Claim, Seller shall disburse the appropriate amount to Purchaser out of the Holdback Funds. As used herein, "Final Judgment" means a final judgment or verdict rendered by a court of competent jurisdiction, after all appeals (or expiration of all appeal periods, if no appeal is taken).

                           (v) If no Claim is made before the Representations
Expiration Date, then the Holdback Funds may thereafter be distributed by Seller.

                           (vi) If any Claim Notice is given before the
Representations Expiration Date (collectively, "Eligible Claim[s]") Seller shall not distribute an amount of Holdback Funds in the amount of 150% of such Claims (but in no event more than $750,000 in the aggregate), and retain such amount until such time as (i) Purchaser and Seller jointly agree upon disposition of such funds or (ii) a Final Judgment is entered with respect to such funds. Any balance may be distributed by Seller as of the Representation Expiration Date.

                           (vii) Promptly after Purchaser and Seller jointly
agree upon disposition of such funds or Final Judgment with respect to all Eligible Claims has been entered, Seller shall pay the appropriate amount(s) to Purchaser, and may distribute the balance of the Holdback Funds, if any, and this holdback arrangement shall thereupon terminate. Purchaser may in such event take such legal action to convert any OP Units delivered to Purchaser into cash.

                  M. Seller and Purchaser hereby designate Title Insurer to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Title Insurer to execute at Closing, a Designation Agreement, designating Title Insurer as the reporting person with respect to the transaction contemplated by this Agreement.

                  N. Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed trustee, partner, affiliate, beneficiary, principal, member, agent, managing entity, shareholder, director, officer, or employee of Seller (whether direct or indirect), including, without limitation, their attorneys, accountants, consultants, engineers, brokers, and advisors (collectively, "Seller's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby except in the event of fraud, criminal conduct or intentional tort by such person. Purchaser agrees to look solely to the Holdback Funds for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby, except in the event of fraud, criminal conduct or intentional tort by such person.

                  O. Seller shall have the exclusive right to file and control any tax appeal for the real estate taxes attributable to the period prior to and including the calendar year 1996 (the "Pre-1997 Tax Period") but shall keep Purchaser informed of the progress and outcome of any such appeal. To the extent that Seller shall receive a refund therefor, Seller shall disburse to any tenant not in default under its Lease a portion of such refund as may be due that tenant under its Lease. To the extent that Purchaser's assistance is required in disbursing the refund to the tenants, Purchaser agrees to assist Seller in that regard at Seller's cost. Purchaser shall have the exclusive right to file and control any tax appeal for the real estate taxes attributable to the period after and including the calendar year 1997 (the "1997 Tax Period"), but shall keep Seller informed of the progress and outcome of such appeal and subject to Seller's consent as to calendar year 1997 (which consent shall not be unreasonably withheld or delayed). To the extent that Purchaser shall receive a refund therefor, Purchaser shall disburse to any tenant not in default under its Lease a portion of such refund as may be due that tenant under its Lease. The remainder of the refund, if any, shall be prorated between Purchaser and Seller as of the proration date provided in Section 4(C) after deducting therefrom the cost and expenses reasonably incurred in pursuing the appeal and not charged to tenants. The terms of this Section 12(O) shall survive the Closing.

                  P. At Seller's request, Purchaser shall furnish to Seller copies of any reports prepared by third parties unaffiliated with Purchaser received by Purchaser relating to any inspections of the Property conducted on Purchaser's behalf, if any (including, specifically, without limitation any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act ("ADA"), 42 U.S.C. ss.12101, et. seq., if applicable).

                  Q. This Agreement may be executed in any number of counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument. For purposes of this Agreement, a telecopy of an executed counterpart shall constitute an original.

                  R. In the event of litigation between the parties with respect to this Agreement or the transactions contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party therein its attorney's fees and costs of suit.

                  S. Neither party shall record this Agreement or a memorandum thereof.

                  T. Seller agrees, at all times prior to and after the Closing, at Purchaser's cost and with no additional liability to Seller, to execute and deliver, or cause to be executed and delivered, and to do, or cause to be done, such other documents and acts as Purchaser may reasonably deem necessary or desirable to assure the effectiveness and benefits of this Agreement and to vest in Purchaser title to and ownership of all of the assets and property being sold to Purchaser under this Agreement.

                  U. The term "Seller's Knowledge" as used in this Agreement means (i) actual knowledge possessed by, Sharon Polonia, Robert Tanaka, or George Touras or (ii) any written notice respecting any of the matters contained in this Agreement that has been received by any of such persons but shall exclude any actual knowledge of (or notice received by) Purchaser or its agents or employees which may be imputed to such persons as a result of the relationship between Seller and Purchaser created by the Management Agreement. Seller represents to Purchaser that, as of the date of this Agreement, such persons are the persons within Seller's organization who have management or supervisory responsibility in connection with the Property and who would likely have Knowledge of the matters represented by Seller in this Agreement. The term "Purchaser's Knowledge" as used in this Agreement means (i) actual knowledge possessed by Pat Berns, Gerald Broker, Tim Colby, Betty Hampilos, Alan Feldman, Ed Glickman, George Rubin, Richard Brown or Bob Wahlquist or (ii) any written notice respecting any of the matters contained in this Agreement that has been received by any of such persons. Purchaser represents to Seller that such persons are the persons within Purchaser's organization who would likely have knowledge of the matters represented by Purchaser in this Agreement.

                  V. For purposes of this Agreement, the masculine shall be deemed to include the feminine and the neuter, and the singular shall be deemed to include the plural, and the plural the singular, as the context may require.

                  W. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

                  X. The captions contained in this Agreement are not a part of this Agreement. They are only for the convenience of the parties and do not in any way modify, amplify or give full notice of any of the terms, covenants or conditions of this Agreement.

                  Y. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal or personal representatives, heirs, executors, administrators, successors, and permitted assigns.

                  Z. Purchaser shall cooperate with Seller and shall execute any and all documents necessary to allow Seller (or its affiliates) to effectuate the conveyance of the Property as an exchange under Section 1031 of the Internal Revenue Code; provided however, that at no time shall Purchaser be required to take title to real estate other than the Property or incur any obligations other than those set forth elsewhere in this Agreement. Seller shall pay all reasonable costs which may be incurred by Purchaser in connection with such tax free exchange and Seller shall indemnify Purchaser and hold it harmless from any loss, cost, damage, expense or liability incurred in connection therewith. Purchaser acknowledges and agrees that Seller may, if necessary, in order for one or more of its affiliates to qualify for an exchange, distribute the Property to its equity owners prior to Closing provided the same shall not relieve Seller of its obligations hereunder and such distributees shall assume the obligations of Seller hereunder (to the extent of such distribution). No such exchange may result in the transfer of OP Units to any party other than a recipient described in
Section 2.C.
hereof.

                  AA. Purchaser hereby agrees, from and after Closing, to indemnify, defend and hold harmless (i) to the extent the release required in accordance with Section 10.D. hereof has not been obtained and Seller nonetheless elects to proceed to Closing, (a) all guarantors under the Guarantee described in Exhibit G from and against any and all loss, cost, liability or expense that may be incurred by such parties thereunder; (b) all indemnitors under the Indemnity described in Exhibit G from and against any and all loss, cost, liability or expense incurred by such parties thereunder with respect to Released Environmental Obligations (as such term is defined in Paragraph 25 of the Existing Loan Mortgage); and (c) Seller and all of
Seller's affiliates from and
against any and all loss, cost, liability or expense arising under any of the other Existing Loan Documents for events occurring after Closing; and (ii) Seller and all of Seller's affiliates from and against any and all loss, cost, liability or expense arising under the Ground Lease, the Option Agreement, and Anchor Pad Purchase Agreement for events occurring after Closing. The provisions of this Section 12.AA. shall survive Closing, and shall not operate in limitation of any other provision set forth in this Agreement.

                  BB. By signing this Agreement, Samuel Zell, personally and unconditionally, guarantees that to the extent that the Down Payment is required to be re-paid to Purchaser hereunder, such amount shall be re-paid to Purchaser, and guarantees payment of Holdback Funds to Purchaser if, as and when required under Section 12.L. of this Agreement. The provisions of this paragraph shall not be affected by any amendment to this Agreement except as otherwise set forth in such amendment. If and to the extent Samuel Zell makes or is required to make any payment in accordance with the provisions of this paragraph, Samuel Zell shall be subrogated to Purchaser's rights against Seller hereunder.

         IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

    SELLER:

    MAGNOLIA RETAIL ASSOCIATES, L.L.C., a Delaware limited liability company

    By:  Florence Mall Partners, an Illinois limited partnership, a member

         By: Samuel Zell Robert Lurie General Partners, an Illinois general partnership, its general partner

               By:  Zell General Partnership, Inc., its general partner


                    By:/S/ Sheil Z. Rosenberg
                       -------------------------
                    Name:  Sheli Z. Rosenberg
                    Its: Vice President



    PURCHASER:

    THE RUBIN ORGANIZATION, INC., a Pennsylvania corporation

    By:  /S/ Ronald Rubin
         --------------------------------------------
    Its:____________________________________________


    JOINDER

                           The undersigned, Samuel Zell, hereby executes this
Agreement for the sole purpose of reflecting his agreement to be bound by the provisions of Section 12.BB. hereof.

      /S/ Sheli Z. Rosenberg
      ----------------------
      Sheli Z. Rosenberg as attorney-in-fact for Samuel Zell, pursuant to Power of Attorney dated May 15, 1997